Exhibit 3.1

NUVEEN CHURCHILL BDC INC.

Articles of Amendment

Nuveen Churchill BDC Inc., a Maryland corporation (the “Corporation”), having its principal office in the State of Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation desires to, and does hereby, amend its Articles of Amendment and Restatement, dated December 26, 2019 (the “Articles”), as currently in effect as hereafter set forth.

SECOND: The Articles are hereby amended by deleting the existing Article II in its entirety and substituting in lieu thereof a new Article II which reads as follows:

ARTICLE II. NAME

The name of the corporation (the “Corporation”) is Nuveen Churchill Direct Lending Corp.

THIRD: The amendment to the Articles as set forth above has been duly approved by at least a majority of the entire Board of Directors of the Corporation as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(1) of the Maryland General Corporation Law.

FOURTH: The undersigned Chief Executive Officer and President acknowledges, in the name and on behalf of the Corporation, these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and President and attested by its Vice President and Secretary on June 1, 2020.

ATTEST	NUVEEN CHURCHILL BDC INC.

/s/ John D. McCally	/s/ Kenneth J. Kencel
Name: John D. McCally Title: Vice President and Secretary	Name: Kenneth J. Kencel Title: Chief Executive Officer and President